Exhibit 99.1

100 Park Avenue, 21st Floor | New York, NY 10017

P 212 319 1309 | F 646 895 7633 | kingstowncapital.com

John Nickoll

Chairman of the Board of Directors

Signature Group Holdings, Inc.

15303 Ventura Blvd., Suite 1600

Sherman Oaks, California, 91403

cc:	David Brody, Counsel and Corporate Secretary
Robert Peiser, Vice Chairman of the Board of Directors
Steve Wolosky, Partner, Olshan Grundman (counsel to Kingstown)

April 21, 2010

Dear John,

I am writing to inform you of my resignation from the board of directors (the “Board”) of Signature Group Holdings Inc. (the “Company”), effective immediately. In my view the current configuration of the Board and the way it operates are dysfunctional. Under the circumstances now presented I believe I can no longer function effectively to safeguard and advance the interests of the shareholders of the Company.

While I have disagreed with the views of management and certain members of the Board at various times regarding the Company’s strategic direction, I wish to emphasize this is not the reason for my resignation. Indeed, lively debate on a board can be a healthy and productive means of vetting important issues through inquiry and research, critical questioning, and building consensus that sets the optimal course for a company. But in my opinion, as it currently stands, no such process exists on the Board and attempts at discourse on initiatives that are not supported by the Company’s current external management team are immediately squashed.

In my opinion, the core of the problem is an external management team that from what I observed does not respect the corporate governance process required for a public company. On the following pages I have provided some specific examples of my concerns. Additionally, I believe that the Company’s shareholders would be supportive of my ideas on the most effective means to maximize value, and I look forward to the opportunity to present these ideas and a slate of new directors to shareholders at the Company’s next annual meeting.

Background

Kingstown Capital Management, LP (“Kingstown”) is a significant shareholder of the Company and through various funds owns over 5.4 million shares of the Company’s common stock or slightly less than 5% of the total shares outstanding. Kingstown also owns over $9 million of the Company’s senior bonds. Both of these investments are a result of Kingstown’s ownership of preferred shares, or TOPrS, that were obligations of the legacy Fremont General estate and were subsequently converted into securities of the Company via Fremont’s Plan of Reorganization (“POR”). Kingstown was believed to be the single largest TOPrS holder with ownership of over 20% of the class.

You may recall that my election to the Board was pursuant to the POR which specified that the board of the reorganized Company be comprised of nine directors, two of which would be nominated by representatives of the TOPrS class. The other seven seats were to be appointed by Signature Group Holdings, LLC (“Signature”), which was the proponent of the POR. Principals of Signature currently comprise the executive management of the Company. I made several proposals for the second TOPrS seat but these were never acted upon by the Board.

During the Board’s brief life, two independent directors (both designated by Signature) have already resigned, leaving the total number of board members at seven through last week. I believe it is noteworthy that my departure marks the third resignation of an independent director this year.

Business Strategy & External Management Agreement

From inception, I have been most concerned with two key issues: the strategic direction of the Company and the Company’s contract with its external manager, Signature Capital Advisors, LLC.

The Company’s current NOL position is believed to be in excess of $800 million. Relative to the current asset base of the Company, this tax asset is substantial. I believe the simplest, lowest-risk means to substantially enhancing the value of the Company is to acquire an operating business with strong recurring cash flows that would allow the Company to immediately monetize these NOL’s. Such a transaction is likely feasible, but to preserve the NOL’s, no more than 50% of such an acquisition should be funded with stock. Therefore, the Company needs to preserve cash to keep its options open in this regard.

I believe the present portfolio strategy of the Company lacks cohesion and discipline. Based on transactions approved to date, it seems that external management envisions the Company as an unconstrained hedge fund-like entity that lends money and makes private equity investments of all sizes across different industries and geographic areas. Some of these investments will likely require full financial consolidation, a process that will further complicate the Company’s financial reporting and are in my opinion inappropriate for a Company that has not even been able to timely file its historic audited financial statements since emerging from bankruptcy.

In my opinion external management has not articulated a coherent business plan that would generate an acceptable return for shareholders in light of the cost structure of the Company. However, even if management is successful in accumulating worthwhile loans and private equity positions over time, I am convinced that a public company is not the proper vehicle for this strategy. In fact, I submitted a memo (the “Kingstown Memo”) last year to the Board which detailed primary research conducted by Kingstown related to the market valuation of comparable specialty finance companies. The Kingstown Memo concluded that the only

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comparable companies that did not trade at substantial discounts to NAV were those that distributed substantially all of their income via a cash dividend. I am highly confident that a company comprised of small, illiquid private debt and equity investments in highly disparate areas will be heavily discounted by the public market.

The second source of concern for shareholder value is the Interim Management Agreement (“the External Agreement”). According to the External Agreement, management is compensated via a quarterly fee that accrues regardless of the Company’s financial performance. The Kingstown Memo provided further fact-based analysis to suggest that finance companies with external management structures trade at large discounts to NAV and also at discounts to their internally managed peers. The Kingstown Memo also listed a number of aspects of external management arrangements that investors tend to be wary of, including potential for conflict of interest, lack of transparency related to business operations and performance, complexity related to corporate governance, and unnecessary cost. I believe that the External Agreement causes it to suffer from many of these problems. Despite this conclusion, the Kingstown Memo was never discussed at any of the Board meetings and I did not receive any responses from management, written or otherwise.

Inadequate Corporate Governance

Below I have provided several recent examples of what I view as improper governance.

(a) Financial Advisor Engagement Discussion

On March 11th, 2011, a Board meeting was called at the request of the Audit Committee (of which I was a member) to discuss the business overview section of the Company’s Form 10-K for the year ended December 31, 2009. Incidentally, at that time, the filing of the Form 10-K had already been delayed multiple times, and is currently months behind various timelines provided by management.

In the context of this discussion, I repeated my concerns that management had not provided an effective rationale or credible projections to show that their hedge fund-style strategy is commercially viable in light of the Company’s limited resources, capital base, and management’s skill set. A second independent director suggested that the board consider the engagement of an investment banking firm to provide an independent analysis of the conclusions reached in the Kingstown Memo and, if appropriate, present and evaluate other potential strategies. That independent director and I were shouted down by members of external management such that a third independent director hung up citing the acrimony and lack of professionalism on the call. A motion to allow an investment banking firm to simply make a presentation to the Board regarding a potential engagement was voted down.

(b) Management Agreement Discussion

On March 21st, 2011 a special meeting of the Board was called by a majority of the independent directors. The meeting was a direct result of the inability of certain directors to receive answers to their questions related to the External Agreement and to engage in substantive discussions about the advantages and disadvantages of the External Agreement. The meeting was never held due to a lack of quorum since both of the management directors and two other independent directors simply did not show up.

This was unusual, if not suspicious, in two respects. First, all four of these directors were present on an Executive Committee meeting call that concluded moments before the

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scheduled time of the special meeting call. Second, the meeting was called with proper notice and in accordance with the Company’s bylaws and none of the absent directors noted any scheduling conflicts or difficulty attending the meeting in the days leading up to it. This was the only Board meeting in the last year in which there was no quorum.

(c) Unauthorized Disclosure Investigation

On March 25th, 2011 I made a phone call to the Company’s general counsel in which I expressed my concerns that other directors may have been communicating with shareholders in violation of Board policy to direct investor inquiries solely to the general counsel, and that these meetings potentially involved the disclosure of non-public information. On March 28th, I received notice that a special investigation of directors related to unauthorized disclosure of non-public information had commenced. As part of this investigation, I have received at least three separate requests for information from the Company’s outside counsel fixating on privileged communications I have had with my lawyer Steve Wolosky, all of which are entirely appropriate and in keeping with my fiduciary responsibilities. I believe these information requests are spurious, a considerable waste of the Company’s resources, and appear to be motivated to intimidate directors who do not support external management’s agenda.

(d) Recent Director Appointments

On April 16th, 2011 a Board meeting was held in which two new directors were added to the Board. The initiative to expand the Board was in direct contradiction to all prior statements by external management in which they articulated their strong desire to reduce the Board size for reasons related to cost, scheduling, and the Company’s small size, among others. As recently as March 3, 2011, the Company stated publicly in a Form 8-K filing that it did not have plans to increase the size of the Board. No reason was provided by management or any member of the Nominating Committee for this sudden reversal.

The process by which directors were added can only be described as rushed and appears void of due care and appropriate diligence. The Chairman of the Nominating Committee has indicated that he was not even informed that board appointments were on the agenda until after the Nominating Committee meeting convened on April 12th, at which time a list of candidates and an interview schedule was put forward. According to minutes of the Nominating Committee meeting, no in-person interviews were conducted of any of the candidates nor were any conducted prior to the Board vote on April 16th. No discussion ever took place among the Board to discuss the desired size of the Company’s Board, the reasons for adding directors now, the skills desired for potential new directors to complement the existing group, or recommendations from directors on potential candidates. We were provided with no evidence of reference or background checks, nor was any Board questionnaire or other information provided to directors so that the independence of director nominees could be reviewed. The motion was introduced by a member of management rather than by a member of the Nominating Committee, which seems unusual, and the vote was held without any discussion of the strengths and weaknesses of each candidate.

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Annual Meeting

I urge the Board to schedule an annual meeting without delay once the Company files its 2010 Form 10-K so that shareholders may have a voice on the future of the Company. As part of this process, I am considering the nomination of a slate of director nominees at the annual meeting, the last of which was held in 2007. A prospective slate of directors sponsored by Kingstown would likely include two current directors who I believe have acted in a professional, independent manner. I look forward to speaking with other large shareholders to put forward such an alternative.

Very Truly Yours,

/s/ Michael Blitzer
Michael Blitzer

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